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                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                              File No. 333-87758

                    PROSPECTUS SUPPLEMENT DATED MAY 20, 2002
                        TO PROSPECTUS DATED MAY 14, 2002

This prospectus supplement amends and supplements the prospectus dated May 14, 2002 included in a registration statement on Form S-4, filed by IXYS Corporation (NASDAQ:SYXI), a Delaware corporation, with the Securities and Exchange Commission on May 7, 2002, as amended, relating to the issuance of IXYS common stock, par value $0.001, in the proposed merger between Teacup Acquisition Corp., a Massachusetts corporation and wholly-owned subsidiary of IXYS, with and into Clare, Inc., a Massachusetts corporation.

The paragraph titled "Recent Operating Results" contained in this prospectus supplement amends and restates in its entirety the paragraph titled "Recent Operating Results" located on page 11 of the summary section of the prospectus. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information contained herein supersedes the information contained in the prospectus.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED MERGER OR THE IXYS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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RECENT OPERATING RESULTS

On May 20, 2002, IXYS released its revised unaudited financial results for its fourth quarter and its fiscal year ended March 31, 2002, which revised the unaudited financial results for the same periods released by IXYS on May 9, 2002. In its revised unaudited financial results, IXYS reported net revenues of $20.4 million and a net loss of $584,000, or ($0.02) per diluted share, for the fourth fiscal quarter. For the fiscal year ended March 31, 2002, IXYS reported net revenues of $82.8 million and a net income of $1.9 million, or $0.07 per diluted share, for the fiscal year.